EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements pertaining to the Nonqualified Stock Option Plan of Pioneer Financial Services, Inc. (Form S-8 No. 33-37305), the Pioneer Financial Services, Inc. Employee Savings and Stock Ownership Plan (Form S-8 No. 33-45894), and the National Benefit Plans, Inc. 1992 Agent Stock Purchase Plan (Form S-8 No. 33-53686) of our report dated March 8, 1996, with respect to the consolidated financial statements of Pioneer Financial Services, Inc. and subsidiaries included in the Annual Report, as amended, (Form 10-K/A) for the year ended December 31, 1995.



                                   ERNST & YOUNG LLP


Chicago, Illinois
March 8, 1996